EX. 99. h.6

FORM OF TRANSFER, DIVIDEND DISBURSING AND

SHAREHOLDERS’ SERVICING AGENT AGREEMENT

This agreement (the “Agreement”) is made as of this 1st day of May, 2010, by and between Columbia Acorn Trust, a Massachusetts business trust (the “Trust”) acting on behalf of its series all as listed on Schedule A hereto (as the same may from time to time be amended to add or delete one or more series of the Trust) (each series of the Trust, if any, being hereinafter referred to as a “Fund”), and Columbia Management Investment Services Corp. a Minnesota corporation (the “Transfer Agent”).

WHEREAS, the Trust is an open-end registered investment company and desires that the Transfer Agent perform certain services for the Funds; and

WHEREAS, the Transfer Agent is willing to perform such services upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Appointment. The Trust hereby appoints the Transfer Agent to act as transfer agent for the Funds’ authorized and issued shares of beneficial interest, dividend disbursing agent and shareholders’ servicing agent for the Funds and as agent for the Funds’ shareholders in connection with the shareholder plans described in the Prospectus (as defined below), and the Transfer Agent accepts such appointments and will perform the respective duties and functions of such offices in the manner hereinafter set forth.

2. Compensation. The Trust shall pay to the Transfer Agent, or to such person(s) as the Transfer Agent may from time to time instruct, for services rendered and costs incurred in connection with the performance of duties hereunder, such compensation and reimbursement as may from time to time be approved by vote of the Trustees of the Trust.

Schedule B hereto sets forth the compensation and out-of-pocket expense reimbursement arrangements to be effective as of the date of this Agreement, and the treatment of all interest earned with respect to balances in the accounts maintained by the Transfer Agent referred to in paragraphs 6, 7, 10 and 11 of this Agreement, net of any charges imposed by the bank(s) at which the Transfer Agent maintains such accounts. Any compensation jointly agreed to hereunder may be adjusted from time to time by attaching to this Agreement a revised Schedule B, dated and signed by an officer of each party.

3. Copies of Documents. The Trust will furnish the Transfer Agent with copies of such documents as the Transfer Agent deems necessary to the proper performance of its duties, including but not limited to the following documents: the Declaration of Trust of the Trust and all amendments thereto; and the Trust’s Registration Statement as in effect on the date hereof under the Securities Act of 1933 Act, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”), and all amendments or supplements thereto hereafter filed. The

Prospectus(es) and Statement(s) of Additional Information contained in such Registration Statement, as from time to time amended and supplemented, together are herein collectively referred to as the “Prospectus.”

4. Share Certificates. If the Trustees of the Trust shall have resolved that all of the Trust’s (or a particular Fund’s) shares of beneficial interest, or all of the shares of a particular series or class of such shares, shall be issued in certificated form, the Transfer Agent shall maintain a sufficient supply of blank share certificates representing such shares, in the form approved from time to time by the Trustees of the Trust. Such blank share certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Trust, and shall bear the seal or facsimile thereof of the Trust; and notwithstanding the death, resignation or removal of any officer of the Trust authorized to sign such share certificates, the Transfer Agent may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Trust.

5. Lost or Destroyed Certificates. In case of the alleged loss or destruction of any shareholder certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to the Transfer Agent an affidavit of loss or non-receipt by the holder of shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to the Transfer Agent and the Trust issued by a surety company satisfactory to the Transfer Agent.

6. Receipt of Funds for Investment. The Transfer Agent will maintain one or more accounts with its cash management bank into which it will deposit funds payable to the Transfer Agent as agent for, or otherwise identified as being for the account of, the Funds or the Funds’ principal underwriter (the “Distributor”), prior to crediting such funds to the respective accounts of the Funds and the Distributor. Thereafter, the Transfer Agent will determine the amount of any such funds due a Fund (equal to the number of Fund shares sold by the Fund computed pursuant to paragraph 7 hereof, multiplied by the net asset value of a Fund share next determined after receipt of such purchase order) and the Distributor (equal to the sales charge applicable to such sale computed pursuant to paragraph 8 hereof), respectively, deposit the portion due the Distributor in its account as may from time to time be designated by the Distributor, deposit for safe keeping the net amount due the Fund in the Fund’s account with its custodian (the “Custodian”), notify the Distributor (such notification to the Distributor to include the amount of such sales charge to be remitted by the Distributor to the dealer participating in the sale, computed pursuant to paragraph 8 hereof) and the Fund, respectively, of such deposits, such notification to be given as soon as practicable on the next business day stating the total amount deposited to said accounts during the previous business day. Such notification shall be confirmed in writing. These actions shall be performed in accordance with the terms of the Prospectus.

7. Shareholder Accounts. Upon receipt of any funds referred to in paragraph 6 hereof, the Transfer Agent will compute the number of shares purchased by the shareholder according to the net asset value of Fund shares next determined after such receipt less the applicable sales charge, calculated pursuant to paragraph 8 hereof; and

(a) in the case of a new shareholder, open and maintain an open account for such shareholder in the name or names set forth in the subscription application form;

(b) if the Trustees of the Trust have resolved that all of the Trust’s shares of beneficial interest, or all of the shares of a particular series or class, shall be issued in certificated form, and if specifically requested in writing by the shareholder, countersign, issue and mail, by first class mail, to the shareholder at his or her address set forth in the shareholder records of the Trust maintained by the Transfer Agent a share certificate for full shares purchased.

(c) send to the shareholder a confirmation indicating the amount of full and fractional shares purchased (in the case of fractional shares, rounded to three decimal places) and the price per share; and

(d) in the case of a request to establish an accumulation plan, withdrawal plan, group plan or other plan or program being offered by the Fund’s Prospectus, open and maintain such plan or program for the shareholder in accordance with the terms thereof;

The Distributor or the Trust may give to the Transfer Agent reasonable instructions with respect to rejection of orders for shares.

In the event that any check or other payment of money on the account of any shareholder or new investor is returned or dishonored for any reason, the Transfer Agent shall stop redemptions of all shares owned by the shareholder or new investor related to that payment, place a stop payment on any checks that have been issued to redeem shares of a shareholder, cancel such shares for which payment was returned or dishonored and take such other action as it or the Distributor deems appropriate.

8. Sales Charges. In computing the number of shares to credit to the account of a shareholder pursuant to paragraph 7 hereof, the Transfer Agent will calculate the total of the applicable Distributor and representative sales charges, commissions or other amounts, if any, with respect to each purchase as set forth in the Prospectus and in accordance with any notification filed with respect to combined and accumulated purchases. The Transfer Agent also will determine the portion of each sales charge, commission or other amount, if any, payable by the Distributor to the dealer or other amount, payable by the Distributor to the dealer, participating in the sale, in accordance with such schedules as are from time to time delivered by the Distributor to the Transfer Agent.

9. Redemption Fees. The Transfer Agent will impose and collect any redemption fees imposed by the Funds in accordance with the terms set forth in the Prospectus.

10. Dividends and Distributions. The Trust will promptly notify the Transfer Agent of the declaration of any dividends or distribution with respect to Fund shares, the amount of such dividend or distribution, the date each such dividend or distribution shall be paid, and the record date for determination of shareholders entitled to receive such dividend or distribution. As Dividend Disbursing Agent, the Transfer Agent will, on or before the payment date of any such dividend or distribution, notify the Custodian of the estimated amount of cash required to pay such dividend or distribution, and the Trust agrees that on or before the mailing date of such dividend or distribution it will instruct the Custodian to make available to the Transfer Agent sufficient funds therefor in the dividend and distribution account maintained by the Transfer Agent with the Custodian. As Dividend Disbursing Agent, the Transfer Agent will prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and, in the case of shareholders entitled to receive additional shares by reason of any such dividend or distribution, the Transfer Agent will make appropriate credits to their accounts and prepare and mail to shareholders a confirmation statement and, if required, a certificate in respect of such additional shares.

11. Repurchase and Redemptions. The Transfer Agent will receive and stamp with the date of receipt all certificates and requests delivered to the Transfer Agent for repurchase or redemption of shares and the Transfer Agent will process such repurchases as agent for the Distributor and such redemptions as agent for the Trust as follows:

(a) If such certificate or request complies with standards for repurchase or redemption approved from time to time by the Trust, as set forth in the Prospectus, the Transfer Agent will, on or prior to the seventh calendar day succeeding the receipt of any such request for repurchase or redemption in good order, deposit any contingent deferred sales charge (“CDSC”) due the Distributor in its account with such bank as may from time to time be designated by the Distributor and pay to the shareholder from funds deposited by the Trust from time to time in the repurchase and redemption account maintained by the Transfer Agent with its cash management bank, the appropriate repurchase or redemption price, as the case may be, as set forth in the Prospectus;

(b) If such certificate or request does not comply with said standards for repurchase or redemption as approved by the Trust, the Transfer Agent will promptly notify the shareholder of such fact, together with the reason therefor, and shall effect such repurchase or redemption at the price in effect at the time of receipt of documents complying with said standards, or, in the case of a repurchase, at such other time as the Distributor, as agent for the Trust, shall so direct; and

(c) The Transfer Agent shall notify the Trust and the Distributor as soon as practicable on each business day of the total number of Fund shares covered by requests for repurchase or redemption which were received by the Transfer Agent in proper form on the previous business day, and shall notify the Distributor of deposits to its account with respect to any CDSC, such notification to be confirmed in writing.

(d) The Transfer Agent will replace lost or stolen checks issued to shareholders upon receipt of proper notification and will maintain any stop payment orders against the lost or stolen checks as it is economically desirable to do.

12. Exchanges and Transfers. Upon receipt by the Transfer Agent of a request to exchange Fund shares held in a shareholder’s account for shares of another Fund, the Transfer Agent will verify that the exchange request is made by authorized means and will process a redemption and corresponding purchase of shares in accordance with the Trust’s redemption and purchase policies set forth in the Prospectus and in accordance with the redemption and purchase provisions of this Agreement. Upon receipt by the Transfer Agent of a request to transfer Fund shares, and receipt of a share certificate for transfer or an order for the transfer of uncertificated shares, in either case with such endorsements, instruments of assignment or evidence of succession as the Transfer Agent may require and accompanied by payment of any applicable transfer taxes, and satisfaction of any conditions contained in the Trust’s Declaration of Trust, By-Laws, and Prospectus, the Transfer Agent will record the transfer of ownership of such shares in the appropriate records and will process the transfer in accordance with the Trust’s transfer policies and will open an account for the transferee, if a new shareholder, in accordance with the provisions of this Agreement.

13. Right to Seek Assurance. The Transfer Agent may refuse to transfer, exchange or redeem shares of the Fund or take any action requested by a shareholder until it is satisfied that the requested transaction or action is legally authorized or until it is satisfied that there is no basis for any claims adverse to the transaction or action. It may rely on the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code.

14. “As Of” Transactions. The Transfer Agent shall process, handle and account for all “as of” transactions in accordance with the As of Transactions Policy adopted by the Trust, which may be amended from time to time. For purposes of this paragraph 14, “as of” transactions are the adjustments made on the Funds’ accounting records to correct certain actions, such as (i) the failure by the Transfer Agent to timely process orders, enter an order as requested, or enter an order in error and/or (ii) the failure by financial intermediaries or institutional investors to transmit an order properly, or the cancellation of orders by such financial intermediaries or institutional investors.

15. Systematic Withdrawal Plans. The Transfer Agent will administer systematic withdrawal plans pursuant to the provisions of withdrawal orders duly executed by shareholders and the relevant Fund’s Prospectus. Payments upon such withdrawal orders shall be made by the Transfer Agent from the appropriate account maintained by the Trust with the Custodian. Prior to the payment date the Transfer Agent will withdraw from a shareholder’s account and present for repurchase or redemption as many shares as shall be sufficient to make such withdrawal payment pursuant to the provisions of the shareholder’s withdrawal plan and the relevant Fund’s Prospectus.

16. Letters of Intent and Other Plans. The Transfer Agent will process such letters of intent for investing in Fund shares as are provided for in the Prospectus, and the Transfer Agent will act as escrow agent pursuant to the terms of such letters of intent duly executed by shareholders. The Transfer Agent will make appropriate deposits to the account of the Distributor for the adjustment of sales charges as therein provided and will currently report the same to the Distributor, it being understood, however, that computations of any adjustment of sales charge shall be the responsibility of the Distributor or the Trust. The Transfer Agent will process such accumulation plans, group programs and other plans or programs for investing in shares as are provided for in the Prospectus. In connection with any such plan or program, and with withdrawal plans described in paragraph 15 hereof, the Transfer Agent will act as plan agent for shareholders and in so acting shall not be the agent of the Trust.

17. Tax Returns and Reports. The Transfer Agent will prepare, file with the Internal Revenue Service and any other federal, state or local governmental agency which may require such filing, and, if required, mail to shareholders such returns for reporting dividends and distributions paid by the Funds as are required to be so prepared on U.S. Treasury Department Form 1099 and any other appropriate forms, filed and mailed by applicable laws, rules and regulations, and the Transfer Agent will withhold such sums as are required to be withheld under applicable Federal and state income tax laws, rules and regulations.

18. Reports to the Funds. The Transfer Agent will provide reports pertaining to the services provided under this Agreement as the Funds may reasonably request to ascertain the quality and level of services being provided or as required by law.

19. Record Keeping. The Transfer Agent will maintain records which at all times will be the property of the Trust and available for inspection by the Trust and Distributor, which show for each shareholder’s account the following:

(a) Name, address and United States taxpayer identification or Social Security number, if provided (or amounts withheld with respect to dividends and distributions on shares if a taxpayer identification or Social Security number if not provided);

(b) Number of shares held and number of shares for which certificates have been issued;

(c) Historical information regarding the account of each shareholder, including dividends and distributions paid, if any, and the date and price for all transactions on a shareholder’s account;

(d) Any stop or restraining order placed against a shareholder’s account;

(e) Information with respect to withholdings of taxes on dividends paid to foreign accounts; and

(f) Any instruction as to letters of intent, record address, and any correspondence or instructions or privileges (such as a telephone exchange privilege), relating to the current maintenance of a shareholder’s account.

Pursuant to paragraph 37 below, the Funds and the Transfer Agent agree to protect the confidentiality of such records.

In addition, the Transfer Agent will keep and maintain on behalf of the Trust all records which the Trust or the Transfer Agent is required to keep and maintain pursuant to any applicable statute, rule or regulation, including without limitation, Rule 31(a)-1 under the Investment Company Act of 1940, relating to the maintenance of records in connection with the services to be provided hereunder. The Transfer Agent shall be obligated to maintain at its expense only those records necessary to carry out its duties hereunder and the remaining records will be preserved at the Trust’s expense for the periods prescribed by law.

20. National Securities Clearing Corporation (“NSCC”). The Transfer Agent shall (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with instructions transmitted to and received by the Transfer Agent by transmission from the NSCC on behalf of broker-dealers and banks that have been established by, or in accordance with, the instructions of authorized persons, (ii) issue instructions to the Trust’s designated NSCC participant banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants), (iii) provide account and transaction information from the affected Trust’s records on the Transfer Agent’s computer system (“System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers, and (iv) maintain shareholder accounts on the System through Networking.

21. Other Information Furnished. The Transfer Agent will furnish to the Trust and the Distributor such other information, including shareholder lists and statistical information as may be agreed upon from time to time between the Transfer Agent and the Trust. The Transfer Agent shall notify the Trust of any request or demand to inspect the share records books of the Trust and will act upon the instructions of the Trust as to permitting or refusing such inspection.

22. Shareholder Inquiries. The Transfer Agent will respond promptly to written correspondence from shareholders, registered representatives of broker-dealers engaged in selling Fund shares, the Trust and the Distributor relating to its duties hereunder, and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Trust. The Transfer Agent also will respond to telephone inquiries from shareholders with respect to existing accounts.

23. Communications to Shareholders and Meetings. The Transfer Agent will determine all shareholders entitled to receive, and will address and mail, all communications by the Trust to its shareholders, including delivery of the Prospectus, quarterly and annual reports to shareholders, proxy materials for meetings of shareholders and periodic communications to shareholders. The Transfer Agent will receive, examine and tabulate return proxy cards for meetings of shareholders and certify the vote to the Trust.

24. Escheatment, Etc. The Transfer Agent shall provide services to the Trust relating to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax and authority levies and summonses and all matters relating to the foregoing.

25. Insurance. The Transfer Agent will not reduce or allow to lapse any of its insurance coverage from time to time in effect, including but not limited to Errors and Omissions, Fidelity Bond and Electronic Data Processing coverage, without the prior written consent of the Trust.

26. Representations and Warranties.

(a) The Trust represents that (i) it is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts, (ii) it is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement, (iii) all trust proceedings required by said Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement, (iv) a registration statement under the 1933 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale, and (v) it is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets.

(b) The Transfer Agent represents that (i) it is registered under Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) it is a Minnesota corporation duly organized and existing and in good standing under the laws of the State of Minnesota such that it is duly qualified to carry on its business in the State of Minnesota and (iii) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and (iii) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

27. Duty of Care and Indemnification.

(a) The Transfer Agent will at all times use reasonable care and act in good faith and with due diligence within reasonable limits in performing its duties hereunder. The Transfer Agent and any officer, director or agent thereof, will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including without limitation, acts of civil or military authority, national or state emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

(b) The Transfer Agent may rely on certifications of the Secretary, any Assistant Secretary, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Trust as to proceedings or facts in connection with any action taken by the shareholders or Trustees of that Trust, and upon instructions not inconsistent with this Agreement from the President, any Vice President, the Treasurer or any Assistant Treasurer of that Trust, with the understanding that such certifications shall be reasonably believed to be accurate and reliable. The Transfer Agent may apply to counsel for the Trust, at the Trust’s expense, or its own counsel for advice whenever it deems expedient. With respect to any action reasonably taken on the basis of such certifications or instructions or in accordance with the advice of counsel for instructions or in accordance with the advice of counsel for the Trust, the Trust will indemnify and hold harmless the Transfer Agent from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses).

(c) The Trust will indemnify the Transfer Agent against and hold the Transfer Agent harmless from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses):

(i) arising out of, or in connection with, its performance of its duties on behalf of the Trust under this Agreement, except to the extent such Losses result from the Transfer Agent’s bad faith, negligence or intentional misconduct;

(ii) arising out of, or in connection with any act done by it in good faith and in reliance upon any instrument or certificate for shares believed by it (a) to be genuine and

(b) to be signed, countersigned or executed by any person or persons authorized to sign, countersign, or execute such instrument or certificate;

(iii) arising out of, or in connection with, any act done or omitted to be done in reliance on the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code or for refusing to transfer, exchange or redeem shares or taking any requested action if it acts on a good-faith belief that the transaction or action is illegal or unauthorized.

(d) The Transfer Agent shall indemnify the Trust against and hold the Trust harmless from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) in respect of any claim, demand, action or suit resulting from the Transfer Agent’s bad faith, negligence or intentional misconduct and arising out of, or in connection with, its duties on behalf of the Trust under this Agreement.

(e) The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code.

(f) In any case in which a party to this Agreement may be asked to indemnify or hold harmless the other party hereto, the party seeking indemnification shall advise the other party of all pertinent facts concerning the situation giving rise to the claim or potential claim for indemnification, and each party shall use reasonable care to identify and notify the other promptly concerning any situation which presents or appears likely to present a claim for indemnification.

28. Employees. The Transfer Agent is responsible for the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others caused by such agents or employees. The Transfer Agent assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

29. Market Timing and Frequent Trading. The Transfer Agent will assist other Trust service providers as necessary in the implementation of the Trust’s market timing and frequent trading policies adopted by the Board of Trustees, as set forth in the Prospectus, including maintaining policies and procedures designed (i) to ensure compliance with Rule 22c-2 and (ii) to review omnibus accounts that invest in the Funds from time to time, as appropriate, to determine whether the intermediary is adhering to Trust policies governing excessive frequent trading.

30. Anti-Money Laundering and Customer Identification Program. The Transfer Agent represents, warrants and covenants to the Trust that:

(a) It has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures (including the Trust’s customer identification program) (the “Customer Identification Program”) in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001 (the “Patriot Act”)). The Transfer Agent further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Patriot

Act, to which it may become subject, including compliance with the rules recently adopted by the Treasury Department regarding foreign financial institutions that became effective July 5, 2006;

(b) It applies, and will continue to apply, its anti-money laundering program and/or procedures to all customers/investors of the Funds, and will take appropriate steps in accordance with the laws of its own jurisdiction to ensure that all relevant documentation is retained, as required, including identification relating to those customers/investors;

(c) It will provide an annual certification to the Trust confirming that it has implemented an anti-money laundering program and/or procedures as described in subparagraph (a) above, and that it has performed, and intends to continue to perform, the requirements of the Customer Identification Procedures. The Transfer Agent will provide to the Trust periodic reports on the implementation of the anti-money laundering program and its ability to monitor the program;

(d) It complies with the United States regulations imposed by the Treasury Departments’ Office of Foreign Assets Control (“OFAC”), including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorist sanctions, and other blocked parties;

(e) It does not believe, has no current reason to believe and will notify the Trust immediately if it comes to have reason to believe that any shareholder of any Fund is engaged in money-laundering activities or is associated with any terrorist or other individual, entity or organization sanctioned by the United States or the jurisdictions in which it does business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC; and

(f) If it has delegated to any third party or parties any of its tasks under its agreement with the Trust, the Transfer Agent has secured from that third party such representations, warranties and undertakings as are necessary to permit the Transfer Agent to provide the representations, warranties and covenants as are set forth in subparagraphs (a)-(e) above.

31. Amendment. This Agreement only may be amended or modified in any manner by a written agreement executed by the parties.

32. Termination.

(a) This Agreement shall continue indefinitely until terminated (with respect to that Trust) by not less than ninety (90) days’ written notice given by the Trust to the Transfer Agent or, by six (6) months written notice given by the Transfer Agent to the Trust. Upon termination hereof, the relevant Trust shall pay such compensation as may be due to the Transfer Agent as of the date of such termination.

(b) Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement for cause immediately at any time. For purposes of this paragraph 32, “cause” shall mean:

1.	bad faith, intentional misconduct or negligence on the part of the Transfer Agent in the performance of its duties, obligations and responsibilities set forth in this Agreement;

2.	a material breach of this Agreement that has not been promptly remedied following written notice of such breach from the non-breaching party;

3.	in the event the Transfer Agent is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against the Transfer Agent which result in a determination that the Transfer Agent has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which the Transfer Agent had knowledge (it being understood that the Transfer Agent is deemed to have knowledge of all investment restrictions, policies or procedures set forth in the Trust’s public filings or otherwise provided to the Transfer Agent); or

4.	financial difficulties on the part of the Transfer Agent or its affiliates which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(c) Deliveries Upon Termination. Upon termination of this Agreement, the Transfer Agent agrees to reasonably cooperate in the orderly transfer of its duties hereunder and shall deliver to the Trust or as otherwise directed by the Trust all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. Further, the Transfer Agent agrees to continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis. In the event of such termination, the Transfer Agent shall timely deliver all books and records, including electronic data, that are the property of the Trust in a commercially reasonable manner at no additional cost to the Trust. However, the Trust shall be responsible for (1) all additional expenses in connection with services provided by the Transfer Agent or an affiliate not covered by this Agreement, and (2) all expenses, not related to services provided under this Agreement, in connection with the transition to the appointed replacement.

33. Assignment and Third-Party Beneficiaries. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this paragraph shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

34. Successors. In the event that in connection with termination of this Agreement a successor to any of the Transfer Agent’s duties or responsibilities hereunder is designated by the Trust by written notice to the Transfer Agent, the Transfer Agent shall promptly, at the expense of the Transfer Agent, transfer to such successor a certified list of the shareholders of the Funds (with name, address and taxpayer identification or Social Security number), and historical record of the account of each shareholder and the status thereof, all other relevant books, records, correspondence and other data established or maintained by the Transfer Agent under this Agreement in a commercially reasonable form. The Transfer Agent will cooperate in the transfer of such duties and responsibilities, including provision of assistance from the Transfer Agent’s personnel in the establishment of books, records and other data by such successor. The Transfer Agent shall be entitled to reasonable compensation and reimbursement of its out-of-pocket expenses in respect of assistance provided in accordance with the preceding sentence.

35. Identity Theft Prevention Program. The Transfer Agent shall implement policies and procedures and shall cause Boston Financial Data Services, Inc. (“BFDS”) or any successor to BFDS or any entity performing substantially similar services to implement policies and procedures to detect, prevent and mitigate identity theft in accordance with the Identity Theft Protection Program adopted by the Funds, as the same may be amended from time to time. Such policies and procedure shall include, inter alia, policies designed to detect, identify and respond to a pattern, practice, or specific activity that indicates the possible existence of identity theft (“Red Flags”).

36. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by the Transfer Agent under this Agreement, and with the consent of the Trust, the Transfer Agent may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and with the understanding that there shall be no diminution in the quality or level of the services, upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers and employees and (ii) subcontractors selected by it, provided that in each case it shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by the Transfer Agent or such parties, except to the extent specifically provided otherwise in this Agreement.

37. Confidentiality. The Transfer Agent agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Transfer Agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Trust.

38. Compliance.

(a) The Transfer Agent agrees to comply with all applicable federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement. The Transfer Agent agrees to provide the Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, applicable laws, rules and regulations (it being understood that such reports to be provided by the Transfer Agent to the Trust shall include the annual report of the Transfer Agent pursuant to Rule 17Ad-13 under the Securities Exchange Act of 1934.) Specifically, the Transfer Agent shall reasonably cooperate with the Chief Compliance Officer of the Trust with respect to requests for information and other assistance regarding the obligations of the Trust and the Funds regarding compliance with Rule 38a-1 under the 1940 Act (“Rule 38a-1”), including providing the Trust with necessary information which may include (but is not limited to) SAS 70 reports (as applicable).

(b) The Transfer Agent represents that (i) it has adopted and implemented written policies and procedures reasonably designed to prevent violations of the “Federal Securities Laws” (as defined in Rule 38a-1) related to the services provided by the Transfer Agent to the Trust, (ii) it will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review and (iii) it will provide the Trust with an annual report of each “Material Compliance Matter” (as defined in Rule 38a-1) that occurred since the date of the last report.

39.	Disaster Recovery Plan.

(a) The Transfer Agent warrants and represents that it has reasonably designed disaster recovery plans, and that upon request of the Trust, it shall provide evidence of its disaster recovery plan.

(b) The Transfer Agent shall continuously maintain and periodically test such reasonably designed back-up systems and disaster recovery plans, and shall report to the Trust and the Board no less than annually regarding such maintenance and testing. Upon the request of the Trust, the Transfer Agent shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, the Transfer Agent shall not be responsible for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond the reasonable control of the

Transfer Agent (“Force Majeure Events”) include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, communication lines failures that are not the fault of either party, flood or catastrophe, acts of God or other similar events beyond its control.

(c) In the event of a Force Majeure Event, the Transfer Agent shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

40. Withholding of Fees. In the event that the Trust determines, in its sole and reasonable discretion, that there has occurred a material breach of this Agreement that has not been remedied within the applicable cure period following written notice of such breach, the Trust may withhold any fees then payable to the Transfer Agent. If such breach has not been remedied within thirty days of the receipt of a second written notice of such breach, the Trust may retain all or a portion of the withheld fees that is proportionate to the harm caused by such breach, provided, however, that nothing herein shall prevent the Trust from pursuing other remedies to which it may be entitled, including equitable relief or compensatory damages for breach of this Agreement. If the Transfer Agent does not agree with the amount of withheld payments to be retained by the Trust, the parties will go to arbitration, with the costs of arbitration paid by the Transfer Agent.

41. Blue Sky. The Transfer Agent shall prepare and file registration statements, notices, reports and other documents required by state “blue sky” laws, and monitor sales of shares of the Trust for compliance with state securities laws

42. Miscellaneous. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

(a) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(b) Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

(c) Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

(d) Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

(e) Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

(f) Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(g) Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(h) Notice. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of each of the Trust by an officer or Trustee of the Trust in his or her capacity as an officer or Trustee of the Trust and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust. Furthermore, notice is given that the assets and liabilities of each series of the Trust is separate and distinct and that the obligations of or arising out of this Agreement with respect to the series of the Trust are several and not joint, and to the extent not otherwise reasonably allocated among such series by the Trustees of the Trust, shall be deemed to have been allocated in accordance with the relative net assets of such series, and the Transfer Agent agrees not to proceed against any series for the obligations of another series.

(i) Additional Funds. In the event that the Trust establishes one or more Funds, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such Fund shall become a Fund hereunder.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLUMBIA ACORN TRUST

By:
Name:
Title:

COLUMBIA MANAGEMENT INVESTMENT SEVICES CORP.

By:
Name:
Title:

SCHEDULE A

Funds

Columbia Acorn Fund

Columbia Acorn International

Columbia Acorn USA

Columbia Acorn Select

Columbia Acorn International Select

Columbia Thermostat Fund

SCHEDULE B

Payments under the Agreement to the Transfer Agent shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred.

Each Fund shall pay to the Transfer Agent for the services to be provided by the Transfer Agent under the Agreement an amount equal to the sum of the following:

1.	A per account fee as agreed to from time to time by the Fund and the Transfer Agent; PLUS

2.	The Fund’s Allocated Share of the Transfer Agent Reimbursable Out-of-Pocket Expenses; PLUS

3.	Sub-Transfer Agency Fees.

In addition, the Transfer Agent shall be entitled to retain as additional compensation for its services all the Transfer Agent revenues for fees for wire, telephone, and redemption orders, IRA trustee agent fees and account transcripts due the Transfer Agent from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement.

All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

Definitions

“Allocated Share” for any month means that percentage of the Transfer Agent Reimbursable Out-of-Pocket Expenses which would be allocated to a Fund for such month in accordance with the methodology described below under the heading “Methodology of Allocating the Transfer Agent Reimbursable Out-of-Pocket Expenses.”

“The Transfer Agent Reimbursable Out-of-Pocket Expenses” means reasonable and adequately documented (i) out-of-pocket expenses incurred on behalf of the Funds by the Transfer Agent for stationery, forms, postage and similar items and those expenses identified as “Out-of-Pocket Expenses” below and (ii) networking account fees paid to dealer firms by the Transfer Agent on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system, which fees are approved by the Trustees from time to time.

“Sub-Transfer Agency Fees” means such fees and expenses paid by the Transfer Agent or its affiliates to third-party dealer firms or transfer agents that maintain omnibus accounts with a Fund subject to any limitations on the amount payable by the Fund as may be agreed to from time to time by the Fund and the Transfer Agent.

“Out-of-Pocket Expenses” also include, but are not limited to, the following items:

•	Microfiche/microfilm production

•	Magnetic media tapes and freight

•	Printing costs, including certificates, envelopes, checks and stationery

•	Postage bulk, pre-sort, ZIP+4, barcoding, first class direct pass through to the Trust

•	Telephone and telecommunication costs, including all lease, maintenance and line costs

•	Proxy solicitations, mailings and tabulations

•	Daily & Distributions advice mailings

•	Shipping, Certified and Overnight mail and insurance

•	Year-end forms and mailings

•	Duplicating services

•	Courier services

•	Record retention as required by the Trust, retrieval and destruction costs, including, but not limited to, exit fees charged by third party record keeping vendors

•	Third party audit reviews

•	Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities under this Agreement.

The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with the Transfer Agent. In addition, the Funds will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Funds and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties under the Agreement.

Methodology of Allocating the Transfer Agent Reimbursable Out-of-Pocket Expenses

THE TRANSFER AGENT Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

A.	Identifiable	Based on actual services performed and invoiced to a Fund.

B.	Unidentifiable	Allocation will be based on three evenly weighted factors.

- number of shareholder accounts

- number of transactions

- average assets